Exhibit 2.1

SPECIMEN

* NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT * INCORPORATED UNDER THE LAWS OF THE GOVERNMENT OF ANTIGUA

Number	Sinovac	Shares
BIOTECH LTD.

This Certifies that

Is the Owner of

Fully paid and non-assessable shares of Common Stock of

Sinovac Biotech Ltd.

transferable on the books of the Corporation in person or by attorney upon surrender of this certificate duly endorsed or assigned. This certificate and the shares represented hereby are subject to the laws of the government of Antigua, and to the Articles of Incorporation and Bylaws of the Corporation, as now or hereafter amended. This certificate is not valid until countersigned by the Transfer Agent.

Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:

CHIEF FINANCIAL OFFICER		PRESIDENT

PACIFIC STOCK TRANSFER COMPANY
Countersigned by